Exhibit 5.1A

                                  May 24, 2001


Mountain States Capital, Inc.
1401 East Thomas Road
Phoenix, Arizona 85014

     Re: Registration Statement on Form SB-2, as Amended

Dear Sirs:

     We refer to the Registration Statement on Form SB-2 of Mountain States Capital, Inc., an Arizona corporation (the "Company"), which was filed on May 12, 2000, with the Securities and Exchange Commission under the Securities Act of 1933, as subsequently amended (the "Registration Statement"), relating to the rescission offering for approximately $2,141,887.19 in outstanding promissory notes (the "Outstanding Notes") and the sale of up to $10 million in new promissory notes of the Company (the "New Notes"), pursuant to the Broker/Dealer Agreement, as amended, filed as Exhibit 1.1 to the Registration Statement (the "Broker/Dealer Agreement").

     We have reviewed the General Corporation Law of the State of Arizona and examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, and such corporate and other records and proceedings of the Company, and made such other investigation and inquiries of public officials and the officers of the Company, as we deemed necessary for the opinions hereinafter expressed. On the basis of the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Arizona.

     2. The New Notes covered by the Registration Statement, when issued and delivered by the Company against payment therefor as provided in the Registration Statement and the Broker/ Dealer Agreement, will be legally issued.

     3. The New Notes covered by the Registration Statement will be, when issued and delivered by the Company against payment therefor as provided in the Registration Statement and the Broker/Dealer Agreement, binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement; provided however, that by so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. This opinion replaces and supersedes on a prospective basis the opinion of Quarles & Brady LLP dated November 15, 2000 and filed as Exhibit 5.1 to Registration Statement NO. 333-36964.

                                         Sincerely,

                                         /s/ Jeffrey G. Williams
                                         ---------------------------------------
                                         Jeffrey G. Williams
                                         Corporate Counsel